Exhibit 2.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

As of December 31, 2020, Mechel PAO had two classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): our common and preferred shares. Our common and preferred American Depositary Shares, or ADSs, are exempt from registration under Section 12(b) of the Exchange Act pursuant to Rule 12a-8 thereunder. References herein to “Mechel,” “we,” “us” and “our” refer to Mechel PAO and not to any of its subsidiaries.

Rights Attaching to Common Shares

Holders of our common shares have the right to vote at general shareholders’ meetings. As required by the Federal Law No. 208-FZ “On Joint-Stock Companies,” dated December 26, 1995, as amended (the “Joint-Stock Companies Law”) and our charter, all of our common shares have the same nominal value and grant to their holders identical rights. Each fully paid common share, except for treasury shares, gives its holder the right to:

•	freely transfer the shares without the consent of other shareholders or the company;

•	receive dividends in accordance with our charter and current legislation;

•	participate in general shareholders’ meetings and vote on all matters of shareholders’ competence;

•	transfer voting rights to its representative on the basis of a power of attorney;

•	elect and be elected to the governing bodies of the company;

•

if holding, alone or with other holders, 2% or more of the voting stock, within 60 days after the end of our fiscal year, make proposals to the agenda of the annual general shareholders’ meeting and nominate candidates to the board of directors, the general director and counting commission;

•	if holding, alone or with other holders, 10% or more of the voting stock, demand that the board of directors call an extraordinary general shareholders’ meeting;

•

demand, under the following circumstances, the repurchase by us of all or some of the shares owned by it, as long as such holder voted against or did not participate in the voting on the decision approving the following:

•	our reorganization;

•

conclusion of a major transaction (in the form of consent or subsequent approval), which involves property in excess of 50% of the balance sheet value of the company’s assets determined according to its accounting statements on the last reporting date (including those which are simultaneously interested party transactions);

•	amendment of our charter or approval of a new version of our charter that restricts the holder’s rights; and

•

amendment of the company’s charter which eliminates indication that the company is public, simultaneously with the decision on applying to the CBR on release from obligation to disclose information under the laws of the Russian Federation on securities and the decision on applying for delisting of shares and securities convertible into shares;

•	upon liquidation, receive a proportionate amount of our property after our obligations to our creditors are fulfilled;

•

in cases and in the procedure provided by Russian law and our charter, receive information on the company’s activities, including access to accounting and other documentation, receive copies thereof for a fee not exceeding the cost of making such copies, and, if holding alone or with other holders, 25% or more of the voting stock, have free access to accounting documents and minutes of meetings of the collegial executive body (Management Board);

•

if holding, alone or with other shareholders, at least 1% of the voting shares, receive minutes of meetings of the Board of Directors, information regarding major transactions and interested party transactions, property appraisal reports, as well as demand consent for the interested party transaction; and

•	exercise other rights of a shareholder provided by our charter, Russian legislation and decisions of general shareholders’ meetings approved in accordance with its competence.

Rights Attaching to Preferred Shares

Pursuant to our charter, all of our preferred shares have the same nominal value and grant to their holders identical rights. Each fully paid preferred share gives its holder the right to:

•	freely transfer preferred shares without the consent of other shareholders;

•	receive dividends in accordance with our charter and current legislation;

•	upon liquidation, receive a portion of our liquidation value, which is equal to a portion of our property calculated pro rata to the portion represented by one preferred share in our charter capital;

•

in cases and in the procedure provided by Russian law and our charter, receive information on the company’s activities, including access to accounting and other documentation, and receive copies thereof for a fee not exceeding the cost of making such copies;

•	transfer all or part of the rights attached to the preferred shares to its representative on the basis of a power of attorney; and

•	participate in shareholders’ meetings and vote on the following matters:

•

our reorganization, liquidation and in case of amendment of the company’s charter which eliminates indication that the company is public, simultaneously with the decision on applying to the CBR on release from obligation to disclose information under the laws of the Russian Federation on securities and the decision on applying for delisting of shares and securities convertible into shares;

•

any amendment of our charter or approval of a new version of our charter that restricts the preferred shareholders’ rights, including determination or increase or decrease of a dividend amount and/or determination or increase or decrease of the liquidation value paid on preferred shares of previous priority, as well as provision to shareholders of another type of preferred shares of advantages in the priority of payment of dividends and/or the liquidation value of shares;

•

participate in shareholders’ meetings and vote on all matters on which common shareholders are entitled to vote if for any reason the annual shareholders’ meeting did not adopt a resolution to pay the full amount of dividends to which preferred shareholders are entitled under our charter. The holders of preferred shares enjoy this right effective from the first shareholders’ meeting to be held after the relevant annual shareholders’ meeting and until the date when dividends on preferred shares are paid in full;

•	filing of an application with a stock exchange for listing or delisting of our preferred shares; and

•	in other cases provided for in the applicable laws of the Russian Federation.

Pre-Emptive Rights

The Joint-Stock Companies Law and our charter provide existing shareholders with a pre-emptive right to purchase additional shares or securities convertible into shares issued by way of open subscription in an amount proportionate to their existing holding of shares of the same category (type) as newly issued shares. In addition, the Joint-Stock Companies Law and our charter provide shareholders with a pre-emptive right to purchase additional shares or securities convertible into shares in an amount proportionate to their existing holding of shares of the same category (type) through a closed subscription if the shareholders voted against or did not participate in the voting on the decision approving such subscription. The Joint-Stock Companies Law provide shareholders with a pre-emptive right to purchase additional shares of new category (type) or additional preferred shares with an advantage in the order of receiving dividends and securities convertible into shares issued by way of open subscription in an amount proportionate to their existing holding of shares. In addition, the Joint-Stock Companies Law provide shareholders with a pre-emptive right to purchase additional shares of new category (type) or additional preferred shares with an advantage in the order of receiving dividends and securities convertible into shares in an amount proportionate to their existing holding of shares, which provide the right to vote when deciding on placement of these securities, through a closed subscription if the shareholders voted against or did not participate in the voting on the decision approving such subscription. The pre-emptive right does not apply to placement of shares or other securities convertible into shares through a closed subscription among existing shareholders only, provided that such shareholders may each acquire a whole number of shares or other securities convertible into shares being placed in an amount proportionate to their existing holding of shares of the corresponding category (type). We must notify shareholders of the opportunity to exercise their pre-emptive rights and the period thereof in accordance with the procedure and time limits provided by Russian law. Holders of preferred shares with an advantage in the order of receiving dividends do not have such a pre-emptive right.

Dividends

The Joint-Stock Companies Law and our charter set forth the procedure for determining the dividends that we distribute to our shareholders. Shareholders may decide on whether or not to pay the dividends upon results of a reporting quarter, half a year, nine months and/or year. Dividends are recommended to a general shareholders’ meeting by the board of directors, and approved by the general shareholders’ meeting by a majority vote. A decision on quarterly dividends may be taken at a general shareholders’ meeting within three months of the end of the respective quarter; a decision on annual dividends must be taken at the annual general shareholders’ meeting. The company shall not be entitled to resolve (declare) on payment of dividends on common and preferred shares, the amount of dividends on which has not been determined, unless it is resolved to fully pay dividends on all types of preferred shares, the amount of dividends on which is determined by the company’s charter. The company shall not be entitled to resolve (declare) on payment of dividends on common and preferred shares of any other type, unless it is resolved to fully pay dividends on preferred shares with an advantage in the order of receiving dividends. The company shall not be entitled to resolve (declare) on payment of dividends on common shares, unless it is resolved to pay the same amount of dividends on preferred shares, the amount of dividends on which is not determined by the company’s charter. The dividend approved at the general shareholders’ meeting may not be more than the amount recommended by the board of directors. The date on which in accordance with the decision on payment (declaration) of dividends are determined the persons entitled to receive them, cannot be earlier than 10 days from the date of the decision to pay (declare) dividends and later than 20 days from the date of such decision. Dividends are not paid on treasury shares. Dividend payment period to a nominee holder and a trustee who is a professional participant of the securities market, which are registered in the register of shareholders, shall not exceed 10 business days, and to other persons registered in the register of shareholders shall not exceed 25 business days from the date on which the persons entitled to receive dividends are defined. A shareholder who is entitled to the declared dividends but has not received them due to the fact that the company or the registrar has no exact and necessary address information or bank details, or in connection with the other creditor’s delay, has a right to make a claim to the company for the unpaid dividends within three years from the date of the decision on their payment. Upon the expiration of this three year period, declared and unclaimed dividends are restored in retained earnings of the company and the obligation on their payment terminates.

Starting from January 1, 2014, a “cascade” dividend payment mechanism is applied with respect to shares recorded on custodians’ account as opposite to the shareholders’ register. The cascade payment mechanism provides that Russian issuers pay dividends to the NSD for further transfer to nominee holders (custodians), who in turn further transfer dividends to their clients (shareholders, foreign nominee holders and depositary banks for further transfer to depositary receipt owners). Under this procedure, no disclosure is required by ultimate beneficial owners in order to receive dividends. Starting from January 1, 2020, the Russian government is entitled to determine cases and conditions under which dividends may be paid without observing the cascade mechanism. See also “Item 3. Key Information — Risk Factors — Risks Relating to Our Shares and ADSs and the Trading Market — Some of our shares are represented by ADSs and GDSs, which may impede our ability to implement important business decisions” of our Annual Report on Form 20-F for the year ended December 31, 2020.

The Joint-Stock Companies Law allows dividends to be declared only out of net profits calculated under the Russian accounting standards and as long as the following conditions have been met:

•	the charter capital of the company has been paid in full;

•

the value of the company’s net assets on the date of adoption of the decision to pay dividends is not less (and would not become less as a result of the proposed dividend payment) than the sum of the company’s charter capital, the company’s reserve fund and the difference between the liquidation value and the par value of the issued and outstanding preferred shares of the company;

•	the company has repurchased all shares from shareholders who demanded repurchase; and

•	the company is not, and would not become, insolvent as the result of the proposed dividend payment.

Pursuant to our charter, we may calculate the dividends for preferred shares on the basis of our consolidated financial statements prepared under accepted international accounting standards which we apply for the relevant accounting period, including IFRS and U.S. GAAP. The annual fixed dividend for one preferred share amounts to 20% of our net profit under our annual consolidated financial statements prepared in accordance with the applicable international accounting standards and audited by an independent auditor, divided by 138,756,915, and is declared and paid subject to sufficiency of the company’s net profit for those purposes.

If the dividend to be paid for one common share exceeds the dividend to be paid for one preferred share for the same year, we must increase the dividend to be paid for one preferred share up to the amount of dividend to be paid for one common share. For this purpose, if the nominal value of our common shares has changed (e.g., through a share split), the dividend to be paid for one common share is calculated as if its nominal value has not changed. If dividends for common shares are to be paid in kind, the monetary valuation of the property directed for dividend payment must be determined by the Board of Directors involving an independent appraiser.

Distributions to Shareholders on Liquidation

Under Russian legislation, liquidation of a company results in its termination without the transfer of rights and obligations to other persons as legal successors. The Joint-Stock Companies Law and our charter allow us to be liquidated:

•	voluntarily, by a three-quarters majority of the voting stock present at a general shareholders’ meeting; or

•	involuntarily, by a court order.

Following a decision to liquidate the company, the right to manage our affairs would pass to a liquidation commission which, in the case of voluntary liquidation, is appointed by a general shareholders’ meeting and, in an involuntary liquidation, is appointed by the court. Creditors may file claims within a period to be determined by the liquidation commission, but which may not be less than two months from the date of publication of notice of liquidation by the liquidation commission.

The Civil Code gives creditors the following order of priority during liquidation:

•	individuals owed compensation for injuries or deaths;

•	payments related to disbursement of accrued vacation pay and wages of persons currently or formerly employed under an employment agreement and remuneration to owners of intellectual property rights;

•	federal and local governmental entities claiming taxes and similar payments to the budgets and non-budgetary funds; and

•	other creditors in accordance with Russian legislation.

Claims of creditors in connection with obligations secured by a pledge of the company’s property (“secured claims”) are satisfied out of the proceeds of the sale of the pledged property prior to claims of any other creditors except for the creditors of the first and second priorities described above, provided that claims of such creditors arose before the pledge agreements in respect of the company’s property were made. To the extent that the proceeds of sale of the pledged property are not sufficient to satisfy secured claims, the latter are satisfied simultaneously with claims of the fourth priority creditors as described above.

The Joint-Stock Companies Law and our charter provide for the following order of priority for distribution of remaining assets after settlement with creditors:

•	payments to repurchase shares from shareholders having the right to demand repurchase;

•	payments of accrued but unpaid dividends on preferred shares and the liquidation value of the preferred shares determined by the company’s charter; and

•	payments to holders of common and preferred shares.

Liability of Shareholders

The Civil Code and the Joint-Stock Companies Law generally provide that shareholders in a Russian joint-stock company are not liable for the obligations of a joint-stock company and bear the risk of losses within the value of their shares. This may not be the case, however, when one entity is capable of determining decisions made by another entity. The entity capable of determining such decisions is called an “effective parent.” The entity whose decisions are capable of being so determined is called an “effective subsidiary.” The effective parent bears joint and several responsibility for transactions concluded by the effective subsidiary in course of carrying out these decisions if:

•	this decision-making capability is provided for in the charter of the effective subsidiary or in a contract between such entities; and

•	the effective parent gives binding instructions or consent for a transaction to the effective subsidiary based on the above-mentioned decision-making capability.

Thus, a shareholder of an effective parent is not itself liable for the debts of the effective parent’s effective subsidiary, unless that shareholder is itself an effective parent of the effective subsidiary. Accordingly, a shareholder will not be personally liable for our debts or those of our effective subsidiaries unless such shareholder controls our business and the conditions set forth above are met. See “Risk Factors — Legal risks and uncertainties — Shareholder liability under Russian legislation could cause us to become liable for the obligations of our subsidiaries” of our Annual Report on Form 20-F for the year ended December 31, 2020.

In addition, an effective parent is secondarily liable for an effective subsidiary’s debts if an effective subsidiary becomes insolvent or bankrupt resulting from the fault of an effective parent only when the effective parent has used the right to give binding instructions, knowing that the consequence of carrying out this action would be insolvency or bankruptcy of this effective subsidiary. This is the case regardless of how the effective parent’s capability to determine decisions of the effective subsidiary arises, for example, whether through ownership of voting securities or by contract. If the effective subsidiary is a joint-stock company, the effective parent has secondary liability only if the effective parent has caused the effective subsidiary to take any action or fail to take any action, knowing that such action or failure to take action would result in insolvency or bankruptcy of the effective subsidiary. If the effective subsidiary is a limited liability company, the effective parent may be held secondarily liable if the effective subsidiary’s insolvency is caused by the willful misconduct or negligence of such effective parent and if the effective subsidiary’s assets are insufficient to cover its obligations. To be relieved from the liability, the effective parent would need to prove before the court that it acted in good faith and in the interests of the effective subsidiary.

Shareholders of an effective subsidiary that is a joint-stock company may also claim compensation for the effective subsidiary’s losses from the effective parent if: (1) the effective parent caused the effective subsidiary to take any action or fail to take any action that resulted in a loss and (2) the effective parent knew that such action or failure to take such action would result in an effective subsidiary’s loss. Members of an effective subsidiary that is a limited liability company may claim compensation for the effective subsidiary’s losses from the effective parent if the effective parent through its willful misconduct or negligence caused the effective subsidiary to take any action that resulted in a loss.

Russian law also provides for other cases in which shareholders may be held liable to us.

Charter Capital Increase

We may increase our charter capital by:

•	issuing additional shares, or

•	increasing the nominal value of already issued shares.

A decision on any issuance of shares or securities convertible into shares by closed subscription, or an issuance by open subscription of common shares or securities convertible into common shares constituting more than 25% of the number of issued common shares, requires a three-quarters majority of the voting stock present at a general shareholders’ meeting. A decision to increase the charter capital by increasing the nominal value of issued shares requires a majority of the voting stock present at a general shareholders’ meeting. In addition, the issuance of shares above the number of authorized and non-issued shares provided in our charter necessitates a charter amendment, which requires a three-quarters majority of the voting stock present at a general shareholders’ meeting.

The Joint-Stock Companies Law requires that the value of newly issued shares be determined by the board of directors based on their market value but not less than their nominal value, except in limited circumstances where: (1) existing shareholders exercise a pre-emptive right to purchase shares at the price which is not more than 10% lower than the price paid by third parties, or (2) fees of up to 10% are paid to intermediaries. The price may not be set at less than the nominal value of the shares. The board of directors shall value any in-kind contributions for new shares, based on the appraisal report of an independent appraiser.

Russian securities regulations set out detailed procedures for the issuance and registration of shares of a joint-stock company. These procedures require:

•	taking a decision on share placement;

•	approval of a resolution on share issuance;

•	registration of a share issuance with the CBR;

•	placement of the shares;

•	registration and filing with the CBR of a report or a notice (as applicable) on results of share issuance; and

•	public disclosure of information relating to the share issuance.

Charter Capital Decrease

The Joint-Stock Companies Law does not allow a company to reduce its charter capital below the minimum charter capital required by law, which is 100,000 rubles for a public joint-stock company. The Joint-Stock Companies Law and our charter require that any decision to reduce our charter capital, whether through a repurchase and cancellation of shares or a reduction in the nominal value of the shares, be made at a general shareholders’ meeting.

The Joint-Stock Companies Law allows a company to reduce its share capital only if, at the time of such reduction:

•	its share capital is paid up in full;

•	the company is not, and would not become, as a result of the payment to, or the modification of the securities of, the shareholders, as described above, insolvent;

•

the value of its net assets is not less (and would not become less, as a result of the payment or the modification of the securities to the shareholders) than the sum of its share capital, the reserve fund and the difference between the liquidation value and the par value of its issued and outstanding preferred shares;

•	the company has repurchased all shares from shareholders that have the right to demand repurchase of their shares under legislation protecting the rights of minority shareholders, as described below;

•	the company has fully paid all declared dividends; and

•	the company complies with other requirements of Russian legislation.

In addition, within three business days after taking the decision to reduce our charter capital, we must notify this decision to the authority which carries out state registration of legal entities and publish this decision twice with a monthly interval. Within 30 days of the latest of such publications, our creditors, whose claim rights arose prior to the publication, have the right to demand early performance of the relevant obligation by our company, and if early performance is not possible to terminate the obligation and reimburse related losses.

Share Buy-Back

Under the Joint-Stock Companies Law and our charter, our general meeting of shareholders and our board of directors are entitled to decide on the acquisition of our shares representing up to 10% of our charter capital. The repurchased shares must be resold at a value not less than a market value within one year of their repurchase or, failing that, the shareholders must decide to cancel such shares and decrease the charter capital. Repurchased shares do not bear voting rights.

The Joint-Stock Companies Law allows us to repurchase our shares only if:

•	our charter capital is paid in full;

•	we are not and would not become, insolvent as a result of the repurchase;

•

the value of our net assets is not less (and would not become less, as a result of the repurchase) than the sum of our charter capital, the reserve fund and the difference between the liquidation value and par value of our issued and outstanding preferred shares; and

•	we have repurchased all shares from shareholders having the right to demand repurchase of their shares in accordance with Russian law, as described immediately below.

The Joint-Stock Companies Law and our charter provide that our shareholders may demand repurchase of all or some of their shares if the shareholder demanding repurchase voted against or did not participate in the voting on the decision approving any of the following actions:

•	reorganization;

•

consent or subsequent approval of a major transaction, which involves property in excess of 50% of the balance sheet value of the company’s assets determined according to its accounting statements on the last reporting date (including those which are simultaneously interested party transactions);

•	amendment of our charter or approval of a new version of our charter in a manner which restricts shareholders’ rights; or

•

amendment of the public company’s charter which eliminates indication that the company is public, simultaneously with the decision on applying to the CBR on release from obligation to disclose information under the laws of the Russian Federation on securities and the decision on applying for delisting of shares and securities convertible into shares.

A shareholder demanding repurchase must send to us a written request within 45 days following the date when the relevant decision of the general shareholders’ meeting is taken. We must purchase the shares of the demanding shareholder within 30 days following the expiration of the above 45-day period or within five business days notify the registrar that the repurchase of the shares is not carried out due to the fact that decisions made by the general shareholders’ meeting on the above issues have not entered into force. We may spend up to 10% of our net assets calculated under the Russian accounting standards on the date of the adoption of the decision which gives rise for a share redemption demanded by the shareholders. If the value of shares in respect of which shareholders have exercised their right to demand repurchase exceeds 10% of our net assets, we will repurchase shares from each such shareholder on a pro-rata basis.

A shareholders’ decision on filing of an application for delisting of our shares enters into effect if the consideration to be paid for the repurchase of shares does not exceed 10% of our net assets.

Registration and Transfer of Shares

Russian legislation requires that a joint-stock company maintain a register of its shareholders which, for a public joint-stock company, shall be maintained by a registrar. Our shareholder register has been maintained by JSC IRC - R.O.S.T. Ownership of our shares is evidenced by entries made in the shareholders’ register or on the books of a Russian licensed depositary.

The Federal Law No. 414-FZ “On the Central Depositary” dated December 7, 2011 (the “Central Depositary Law”), which came into force on January 1, 2012, set out a legal framework for establishment and operation of the central depositary. On November 6, 2012, the FFMS granted the NSD the status of central depositary which opened its nominee holder accounts in, among others, all securities registers of the issuers which are obliged to disclose information in accordance with Russian securities law. As we are required to make public disclosures, the above requirement is applicable to us, which means that the central depositary became the only person having a nominee holder account in our share register. Also, the Central Depositary Law prohibits persons maintaining securities registers from opening and depositing securities (save for limited exceptions) to other nominee holder accounts from the date of the opening of a nominee holder account with the central depositary.

Any of our shareholders may obtain an extract from the register of our shareholders maintained by the registrar or from their respective depositary, as the case may be, certifying the number of shares that such shareholder holds. We are entitled to obtain an extract from our shareholders’ register which sets out all of our shareholders registered directly therein in cases provided under Russian law. In addition, we are entitled to request through the registrar a list of clients of nominee holders which are entitled to participate in the general shareholders’ meeting. However, we are unable to monitor transfers of our shares that are held on the books of depositaries registered with the central depositary because underlying shareholders have no obligation to reveal and such depositaries have no obligation to notify us about such transfers. As a result, we can currently only identify our actual shareholders in a limited number of cases provided for by Russian law, including when requesting our registrar to compile a list of shareholders of record for the general shareholders’ meeting and when shareholders and ADSs or GDSs holders provide voting instructions together with disclosure of information, including ownership information, in accordance with Russian securities regulations.

The purchase, sale or other transfer of shares is accomplished through the registration of such transfer in the shareholder register, or the registration of such transfer with a depositary if shares are held and recorded by a depositary. The registrar or depositary may not require any documents in addition to those required by Russian legislation in order to transfer shares in the register or with a depositary. Refusal to register the shares in the name of the transferee or, upon request of the beneficial holder, in the name of a nominee holder, is not allowed except in certain instances provided for by Russian legislation, and may be challenged in court.

Limitations on Rights of Foreign Shareholders

For information on limitations on rights of foreign shareholders, see “Item 4. Information on the Company — Regulatory Matters — The Strategic Industries Law” of our Annual Report on Form 20-F for the year ended December 31, 2020.

Reserve Fund

Russian legislation requires that each joint-stock company establish a reserve fund to be used only to cover the company’s losses, redeem the company’s bonds and repurchase the company’s shares in cases when other funds are not available. Our charter provides for a reserve fund of 5% of our charter capital, funded through mandatory annual transfers of at least 5% of our statutory net profits until the reserve fund has reached the 5% requirement.

Material Differences in Russian and Delaware Law

The following describes some of the material differences between certain shareholder rights under Russian and Delaware law.

Shareholders Meetings

Russia. Russian law requires every joint stock company to hold an annual general shareholders meeting no earlier than two months and not more than six months after the end of every financial year, i.e. between March 1 and June 30 of each year. The quorum requirement for a shareholders meeting is met if shareholders (or their representatives) accounting for more than 50% of the issued voting shares are present. If the 50% quorum requirement is not met, another shareholders meeting with the same agenda may (or, in the case of an annual meeting, must) be scheduled and the quorum requirement is satisfied if shareholders (or their representatives) accounting for at least 30% of the issued voting shares are present at that meeting. See also “Item 10. Additional Information — General Meetings of Shareholders” of our Annual Report on Form 20-F for the year ended December 31, 2020.

Russian law requires that the annual report, balance sheet and profit and loss statement, unless the company’s charter includes the resolution of these issues within the competence of the board of directors, as well as distribution of profits, including approval of annual dividends (if any) be approved at the annual general shareholders meeting. Furthermore, the company’s independent auditor and internal audit commission (if any) must be approved at the annual general meeting. The agenda of the annual shareholders meeting must also include election of the members of the board of directors.

The annual shareholders meeting must be convened by the board of directors. Extraordinary shareholders meetings may be called by the board of directors on its own initiative, or at the request of the internal audit commission, the independent auditor or a shareholder or group of shareholders owning in the aggregate at least 10% of the issued voting shares as of the date of the request.

Delaware. Under Delaware law, unless directors are elected by written consent in lieu of an annual meeting, an annual meeting of the stockholders shall be held for the election of directors on a date and at a time designated by the company’s bylaws. Stockholders may, unless the certificate of incorporation provides otherwise, act by written consent to elect directors. A quorum for a meeting of stockholders is met if a majority of outstanding shares are present (in person or through a representative) to vote, unless a different quorum requirement is specified in the certificate of incorporation or bylaws. In no case may the quorum be set below 1/3 of the voting shares (or 1/3 of a class of shares for classified shares). In addition, any other proper business may be transacted at the annual meeting. If an annual meeting is not held within 30 days of the date designated for such a meeting, or is not held for a period of 13 months after the last annual meeting, the Delaware Court of Chancery may summarily order a meeting to be held upon the application of any shareholder or director.

Delaware law also permits special meetings of shareholders to be called by the board of directors and by other persons authorized to do so by the company’s certificate of incorporation.

General Voting Rights

Russia. Under Russian law, every holder of common shares in a joint stock company has the right to vote at all general meetings of shareholders. Each shareholder is entitled to one vote for each fully paid share of the charter capital, with the exception of cumulative voting procedures for election of directors. Holders of preferred shares have no right to vote at general meetings of shareholders unless otherwise provided by the Joint-Stock Companies Law. Any shareholder of a company entitled to attend and vote at general meetings of shareholders may appoint another person to act for such shareholder by proxy. See also “— Rights Attaching to Common Shares” and “— Rights Attaching to Preferred Shares.”

Delaware. Under Delaware law, each stockholder is entitled to one vote for each share of capital stock held by the stockholder, unless otherwise provided in the certificate of incorporation of the company. Each stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for the stockholder by proxy for up to three years from its date, or for a longer period if the proxy specifically provides.

Cumulative Voting

Cumulative voting is a system for electing directors whereby the number of votes a shareholder is entitled to vote in an election of directors equals the number of shares held by the shareholder multiplied by the number of open directorships. Under cumulative voting, a shareholder may cast all or any number of the shareholder’s votes for a single candidate or for any number of candidates.

Russia. Under Russian law, each shareholder may cast an aggregate number of votes equal to the number of voting shares held by such shareholder multiplied by the number of persons to be elected to the board of directors, and the shareholder may give all such votes to one candidate or spread them between two or more candidates. Before the expiration of their term, the directors may be removed as a group at any time without cause by a majority vote of a shareholders meeting.

Delaware. Under Delaware law, stockholders do not have the right to elect directors by cumulative vote unless the right is granted in the company’s certificate of incorporation.

Pre-Emptive Rights

Russia. Under Russian law, shareholders have a pre-emptive right to purchase additional shares or securities convertible into shares issued by way of open subscription in an amount proportionate to their existing holding of shares of the same category (type) as newly issued shares. In addition, the Joint-Stock Companies Law provides shareholders with a pre-emptive right to purchase additional shares or securities convertible into shares in an amount proportionate to their existing holding of shares of the same category (type) through a closed subscription if the shareholders voted against or did not participate in the voting on the decision approving such subscription. The pre-emptive right does not apply to placement of shares or other securities convertible into shares through a closed subscription among existing shareholders only, provided that such shareholders may each acquire a whole number of shares or other securities convertible into shares being placed in an amount proportionate to their existing holding of shares of the corresponding category (type). See “— Pre-Emptive Rights.”

Delaware. Delaware law provides that no stockholder shall have pre-emptive rights to purchase additional securities of the company unless the certificate of incorporation of the company expressly grants these rights.

Appraisal Rights

Russia. A shareholder of a Russian joint stock company may demand repurchase of all or some of its voting shares so long as the shareholder demanding repurchase voted against or did not participate in the voting on the decision approving reorganization, conclusion of a major transaction with its size exceeding 50% of the company’s assets, amendment of the company’s charter in a manner which results in restrictions of the shareholder’s rights or delisting of shares and obtaining the status of non-public joint-stock company. In this case, a company must appoint an independent appraiser to determine a price for the shares to be repurchased. See “— Share Buy-Back.”

Delaware. A stockholder of a Delaware corporation participating in certain major corporate transactions may, under certain circumstances, be entitled to appraisal rights pursuant to which the stockholder may receive cash in the amount of the fair value of the shares held by that stockholder (as determined by a court) in lieu of the consideration the stockholder would otherwise receive in the transaction.

Shareholder Approval of Corporate Matters by Written Consent

Russia. Under Russian law, any decision of the shareholders may be taken without a meeting, i.e. in the form of an absentee ballot, with the exception of decisions on the election of directors and of the internal audit commission, approval of the company’s independent auditor and approval of the annual report, balance sheet, profit and loss statement (if this decision does not fall within the competence of the board of directors). All shareholders entitled to participate in a general shareholders meeting must be notified of the meeting, whether the meeting is to be held in direct form or by absentee ballot, no less than 21 days prior to the date of the meeting unless the law provides for a longer notice period. See also “Item 10. Additional Information — General Meetings of Shareholders — Notice and participation” of our Annual Report on Form 20-F for the year ended December 31, 2020.

Delaware. Under Delaware law, any action required to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior written notice and without a vote, if a written consent setting forth the action to be taken is signed by the number of holders of outstanding stock that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote thereon were present and voted, unless otherwise provided in the certificate of incorporation of the company. Prompt notice of the taking of any action by less than unanimous consent must be given to shareholders who did not consent to the action.

Shareholder Access to and Inspection of Corporate Records

Russia. Pursuant to Russian law, each fully paid common share, except for treasury shares, gives its holder the right to have free access to certain company documents, receive copies for a reasonable fee and, if holding alone or with other holders, 25% or more of the voting stock, have free access to accounting documents and minutes of the management board meetings. In addition, a shareholder holding at least 1% of the voting shares is entitled to receive a list of persons entitled to participate in the shareholders’ meeting. At the same time, each shareholder or nominal holder may apply to a company’s registrar for a copy of an extract from the register of shareholders certifying such holder’s rights to the shares, and the registrar shall furnish such extract.

Delaware. Delaware law allows any stockholder to inspect and make copies of the stock ledger, a list of the stockholders, and the other books and records of a Delaware company for a purpose reasonably related to that person’s interest as a stockholder. If the company refuses to permit an inspection or does not reply to the demand within five business days, the stockholder may apply to the Delaware Court of Chancery for an order to compel the inspection.

Amendments to Charter

Russia. Amendments to the charter of a Russian joint stock company require a three-quarters majority vote of the voting stock present at a shareholders meeting. In certain limited cases determined by the Joint-Stock Companies Law, a decision on amendments to the charter may be taken by the board of directors of the company. See also “— Rights attaching to common shares.”

Delaware. Amendments to the certificate of incorporation of a Delaware corporation require the affirmative vote of the holders of a majority of the outstanding shares entitled to vote thereon or such greater vote as is provided for in the certificate of incorporation; a provision in the certificate of incorporation requiring the vote of a greater number or proportion of the directors or of the holders of any class of stock than is required by Delaware corporate law may not be amended, altered or repealed except by such greater vote.

Business Combinations

Russia. Under Russian law, a transaction, or a series of transactions, involving the acquisition or disposal, or a possibility of disposal, of property having the value of 25% or more of the balance sheet value of the assets of a company, as determined under Russian accounting standards, with the exception of transactions entered into in the ordinary course of the company’s business, transactions involving the placement of the company’s common shares or securities convertible into such shares or transactions that are mandatory for the company in accordance with Russian law, requires (i) unanimous approval by all members of the company’s board of directors or, failing that, a simple majority vote of its shareholders’ meeting, for transactions with property having the value between 25% and 50% of the balance sheet value of the company’s assets; or (ii) a three-quarters majority vote of the company’s shareholders meeting, for transactions with property having the value in excess of 50% of the balance sheet value of the company’s assets. Such transactions are defined as “major transactions.” See also “Item 10. Additional Information — Major Transactions” of our Annual Report on Form 20-F for the year ended December 31, 2020.

Delaware. With certain exceptions, a merger, consolidation or sale of all or substantially all the assets of a Delaware corporation must be approved by the board of directors and a majority of the outstanding shares entitled to vote thereon.

Anti-Takeover Provisions

Russia. Russian legislation requires that any person acquiring, either individually or together with its affiliates, 30% or more (including, for such purposes, the shares already owned by this person or its affiliates) of the shares of a company, within 35 days of acquiring the shares, must offer to buy all of shares or securities convertible into shares at a market price which shall not be lower than the weighted average price of the shares over the six month period before the date of acquisition. These requirements also apply to any acquisitions of 50% or 75% of the issued shares of a company. If the acquirer fails to observe the above requirements, the acquirer’s voting power will be limited to 30% (or less) of shares irrespective of the number of shares in his possession. See “Item 10. Additional Information — Change in Control” of our Annual Report on Form 20-F for the year ended December 31, 2020.

Delaware. Delaware law contains a business combination statute that protects Delaware companies from hostile takeovers and from actions following the takeover by prohibiting some transactions once an acquirer has gained a significant holding in the company.

Section 203 of the Delaware General Corporation Law prohibits “business combinations,” including mergers, sales and leases of assets, issuances of securities and similar transactions by a company or a subsidiary with an interested stockholder that beneficially owns 15% or more of a company’s voting stock, within three years after the person becomes an interested stockholder, unless:

•	the transaction that will cause the person to become an interested stockholder is approved by the board of directors of the target prior to the transaction;

•

after the completion of the transaction in which the person becomes an interested stockholder, the interested stockholder holds at least 85% of the voting stock of the company not including shares owned by persons who are directors and also officers of interested stockholders and shares owned by specified employee benefit plans; or

•

after the person becomes an interested stockholder, the business combination is approved by the board of directors of the company and holders of at least 66.67% of the outstanding voting stock, excluding shares held by the interested stockholder.

A Delaware company may elect not to be governed by Section 203 by a provision contained in the original certificate of incorporation of the company or an amendment to the original certificate of incorporation or to the bylaws of the company, which amendment must be approved by a majority of the shares entitled to vote and may not be further amended by the board of directors of the company. This amendment is not effective until twelve months following its adoption.

Directors and Officers

Russia. According to Russian law, the board of directors exercises general supervision of the company, to the exclusion of issues that fall within the competence of the general shareholders meeting. The Joint-Stock Companies Law requires at least a five-member board of directors for all joint stock companies, at least a seven-member board of directors for a joint stock company with more than 1,000 holders of voting shares, and at least a nine-member board of directors for a joint stock company with more than 10,000 holders of voting shares. Only natural persons (as opposed to legal entities) are entitled to sit on the board. Members of the board of directors are not required to be shareholders of the company. The actual number of directors is determined by the company’s charter or decision of the shareholders’ meeting. See “Item 10. Additional Information — Board of Directors” of our Annual Report on Form 20-F for the year ended December 31, 2020.

Delaware. According to Delaware law, the business and affairs of every company are managed by the board of directors as provided in the company’s certificate of incorporation. The board of directors consists of one or more members, each of whom is a natural person. The actual number of directors shall be fixed by the company’s bylaws or in its certificate of incorporation. Directors need not be stockholders unless required by the bylaws or certificate of incorporation. The bylaws or certificate of incorporation may prescribe other qualifications for directors as well.

Interested Director Transactions

Russia. Under Russian law, interested party transactions require notification of the board of directors in advance of entering into any respective transaction. Interested party transaction will require approval of the board of directors or of the shareholder meeting, if general director, member of the management board, member of the board of directors or shareholder holding at least 1% of the voting shares requires approval of the interested party transaction. See “Item 10. Additional Information — Interested Party Transactions” of our Annual Report on Form 20-F for the year ended December 31, 2020.

Interested party transactions are voidable if the statutory requirements set forth in the Joint-Stock Companies Law for approving such transactions are not satisfied. Claims seeking to invalidate an interested party transaction can be brought by a company, a member of the board of directors or shareholders holding in aggregate at least 1% of the voting shares, provided that the transaction was made to the detriment of the interests of the company and it is proved that the other party of the transaction knew or should have known that such a transaction was an interested party transaction for the company or that there was no consent to its conclusion.

Delaware. Interested director transactions are not voidable if (i) the material facts as to the interested director’s relationship or interests are disclosed or are known to the board of directors and the board in good faith authorizes the transaction by the affirmative vote of a majority of the disinterested directors (ii) the material facts are disclosed or are known to the stockholders entitled to vote on such transaction and the transaction is specifically approved in good faith by vote of the majority of shares entitled to vote on the matter or (iii) the transaction is fair as to the corporation as of the time it is authorized, approved or ratified.

Limitations on Liability of Directors

Russia. Under Russian law, members of the board of directors of a joint stock company “when exercising their rights and performing their obligations must act in the interests of the company, and exercise their rights and perform their duties regarding the company reasonably and in good faith.” Russian law provides that a director is liable to a joint stock company for damages caused by his culpable action or non-action unless other grounds and degree of liability are stipulated by federal laws. Under the Joint-Stock Companies Law, a director (i) who voted against a decision that resulted in damages suffered by a joint stock company or (ii) who did not participate in such voting, is not liable for such damages.

The Joint-Stock Companies Law provides that a claim against a director(s) to recover damages caused to the company can be brought (i) by the joint stock company itself or (ii) by shareholder(s) in aggregate owning at least 1% of the common shares of the joint stock company. Also, creditors generally do not have the right to proceed against directors of a company. However, if a company is in bankruptcy proceedings, the creditors of the company may be able to request the bankruptcy administrator to initiate proceedings against the members of the board of directors, general director and other controlling persons of the company.

Delaware. Delaware law permits a company to include a provision in its certificate of incorporation eliminating or limiting the personal liability of a director to the company or its shareholders for damages for breach of the director’s fiduciary duty, provided that a director’s liability shall not be limited:

•	for any breach of the director’s duty of loyalty to the company or its shareholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law, which concerns unlawful payments of dividends, stock purchases or redemption; or

•	for any transaction from which the director derived an improper personal benefit.

Indemnification of Officers and Directors

Russia. The enforceability under Russian law of indemnities and liability insurance covering directors and officers is uncertain, as current Russian legislation does not provide for or prohibit any indemnification of, or liability insurance policies with respect to, directors or officers of joint stock companies.

Delaware. Delaware law provides that, subject to certain limitations in the case of derivative suits brought by a company’s stockholders in its name, a company may indemnify any individual who is made a party to any third-party suit or proceeding on account of being a director, officer, employee or agent of the company against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement reasonably incurred by the officer or director in connection with the action, through, among other things, a majority vote of a quorum consisting of directors who were not parties to the suit or proceeding, if the individual:

•

acted in good faith and in a manner the officer or director reasonably believed to be in or not opposed to the best interests of the company or, in some circumstances, at least not opposed to its best interests; and

•	in a criminal proceeding, had no reasonable cause to believe the officer’s or director’s conduct was unlawful.

To the extent a director, officer, employee or agent is successful in the defense of the action, suit or proceeding, the company is required by Delaware law to indemnify the individual for reasonable expenses incurred thereby. Companies may also purchase insurance to cover the liability of a director even if the company could not legally indemnify him or her.

Description of American Depositary Shares

Deutsche Bank Trust Company Americas, as depositary, registers and delivers American Depositary Shares, or ADSs. Each ADS represents the common shares (or a right to receive common shares) and the preferred shares (or a right to receive preferred shares) deposited with the custodian, as agent of the depositary. Each ADS also represents any other securities, cash or other property which may be held by the depositary. The depositary’s office is located at 60 Wall Street, New York, NY 10005.

A holder of our ADSs may hold our ADSs either (A) directly (i) by having an American Depositary Receipt (“ADR”), which is a certificate evidencing a specific number of ADSs, registered in such holder’s name, or (ii) by having ADSs registered in such holder’s name in the Direct Registration System, or (B) indirectly by holding a security entitlement in ADSs through such holder’s broker or other financial institution. If a holder of our ADSs holds ADSs directly, such holder is a registered ADS holder (an “ADS holder”). If a holder of our ADSs holds the ADSs indirectly, such holder must rely on the procedures of its broker or other financial institution to assert the rights of ADS holders described in this section. All holders of our ADSs should consult with their broker or financial institution to find out what those procedures are.

The Direct Registration System (“DRS”) is a system administered by The Depository Trust Company (“DTC”), pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership is confirmed by periodic statements sent by the depositary to the registered holders of uncertificated ADSs.

We do not treat an ADS holder as one of our shareholders and an ADS holder does not have any shareholder rights. Russian law governs shareholder rights. The depositary is the holder of common and preferred shares of the respective underlying ADSs. As a registered holder of ADSs, an ADS holder has ADS holder rights. Deposit agreements among us, the depositary and ADS holders, and all other persons indirectly holding ADSs set out ADS holder rights as well as the rights and obligations of the depositary. Because the depositary or its nominee is actually be the registered owner of the common or the preferred shares, all ADS holders must rely on it to exercise the rights of a shareholder on an ADS holder’s behalf. New York law governs the deposit agreements and the ADSs.

The following is a summary of the material provisions of the deposit agreements. For more complete information, all ADS holders should read the entire deposit agreements, which have been filed as an exhibit to Form F-6 filed with the SEC on October 4, 2004 and Form F-6 filed with the SEC on April 27, 2010 with all subsequent amendments to the deposit agreements filed with SEC.

Dividends and other Distributions

The depositary has agreed to pay to ADS holders the cash dividends or other distributions it or the custodian receives on common shares, preferred shares or other deposited securities, after deducting its fees and expenses. An ADS holder will receive these distributions in proportion to the number of common shares and/or preferred shares it ADSs represent.

Cash. The depositary will convert any cash dividend or other cash distribution we pay on the common shares or preferred shares underlying the respective ADSs into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any government approval is needed and cannot be obtained, the deposit agreements allow the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.

Before making a distribution, any withholding taxes, or other governmental charges that must be paid will be deducted. It will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, an ADS holder may lose some or all of the value of the distribution.

Distribution of Common and Preferred Shares. The depositary may distribute additional ADSs representing any common shares and/or preferred shares we distribute as a dividend or free distribution. The depositary will only distribute whole ADSs. It will try to sell common and/or preferred shares which would require it to deliver a fractional ADS and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new common shares or preferred shares, respectively. The depositary may sell a portion of the distributed common and/or preferred shares sufficient to pay its fees and expenses in connection with that distribution.

Rights to Purchase Additional Shares. If we offer holders of our securities any rights to subscribe for additional shares or any other rights, the depositary may make these rights available to ADS holders. If the depositary decides it is not legal and practical to make the rights available but that it is practical to sell the rights, the depositary will use reasonable efforts to sell the rights and distribute the proceeds in the same way as it does with cash. The depositary will allow rights that are not distributed or sold to lapse. In that case, ADS holders will receive no value for them.

If the depositary makes rights available to ADS holders, it will exercise the rights and purchase the shares on an ADS holder’s behalf. The depositary will then deposit the common shares and deliver ADSs to the persons entitled to them.

U.S. securities laws may restrict transfers and cancellation of the ADSs represented by common or preferred shares purchased upon exercise of rights. For example, an ADS holder may not be able to trade these ADSs freely in the United States. In this case, the depositary may deliver restricted depositary shares that have the same terms as the ADSs described in this section except for changes needed to put the necessary restrictions in place.

Other Distributions. The depositary sends to ADS holders anything else we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the depositary has a choice. It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash. Or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to ADS holders unless it receives satisfactory evidence from us that it is legal to make that distribution. The depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, common shares, preferred shares, rights or anything else to ADS holders. This means that an ADS holder may not receive the distributions we make on our common and preferred shares or any value for them if it is illegal or impractical for us to make them available to our ADS holders.

Deposit, Withdrawal and Cancellation of ADSs

Deposit and Issuance

The depositary will deliver ADSs if an ADS holder or its broker deposit common or preferred shares, respectively or evidence of rights to receive common or preferred shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, if applicable, the depositary will register the appropriate number of ADSs in the names such ADS holder requests and will deliver the ADSs to or upon the order of the person or persons that made the deposit.

Withdrawal and Cancellation

An ADS holder may surrender its ADSs at the depositary’s corporate trust office. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the common or preferred shares and any other deposited securities underlying the ADSs to the ADS holder or a person the ADS holder designates at the office of the custodian. Or, at the ADS holder’s request, risk and expense, the depositary will deliver the deposited securities at its corporate trust office, if feasible.

Voting Rights

ADS holders may instruct the depositary to vote the number of deposited common and, if applicable, preferred shares their ADSs represent. After receiving voting materials from us, the depositary will notify the ADS holders of any shareholders’ meeting or solicitation of consents or proxies. This notice will state such information as is contained in the voting materials and describe how ADS holders may instruct the depositary to exercise the voting rights for the shares which underlie their ADSs and will include instructions for giving a discretionary proxy to a person designated by us. For instructions to be valid, they must reach the depositary by a date set by the depositary.

Otherwise, an ADS holder would not be able to exercise its right to vote unless such ADS holder withdraws common or preferred shares. However, an ADS holder may not know about the meeting enough in advance to withdraw the respective shares.

The depositary will try, as far as practical, subject to the Russian laws and our charter or similar documents, to vote or to have its agents vote common shares and, if applicable, preferred shares or other deposited securities as instructed by ADS holders. The depositary will only vote or attempt to vote as instructed. The depositary will not itself exercise any voting discretion.

We cannot assure our ADS holders that they will receive the voting materials in time to ensure that they can instruct the depositary to vote their common shares or, if applicable, preferred shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that an ADS holder may not be able to exercise its right to vote and there may be nothing such ADS holder can do if its shares are not voted as it requested.

Depositary Fees and Charges

Our common American Depositary Shares, or common ADSs, each representing two common shares, are traded on the NYSE under the symbol “MTL.” The common ADSs are evidenced by common American Depositary Receipts, or common ADRs, issued by Deutsche Bank Trust Company Americas (“DBTCA”), as depositary under the deposit agreement, dated July 27, 2004, among Mechel PAO, DBTCA, and holders and beneficial owners of common ADSs, as amended on May 21, 2007, May 19, 2008 and December 21, 2015. Common ADS holders are required to pay the following service fees to DBTCA:

Service	Fees (In U.S. dollars)
Issuance of common ADSs	Up to $	0.05 per common ADS
Cancellation of common ADSs	Up to $	0.05 per common ADS
Distribution of cash dividends or other cash distributions	Up to $	0.02 per common ADS
Distribution of common ADSs pursuant to (1) stock dividends, free stock distributions or (2) exercises of rights to purchase additional common ADSs or distribution of proceeds thereof	Up to $	0.05 per common ADS
Distribution of securities other than common ADSs or rights to purchase additional common ADSs or the distribution of proceeds thereof	Up to $	0.05 per common ADS
Common ADR transfer, combination or split-up fee		$1.50 per transfer
Share register inspection annual fee		$0.01 per common ADS
Operation and maintenance annual fee		$0.02 per common ADS	*

*	This fee, when combined with the fees for cash distributions, shall not exceed $0.02 per common ADS per year.

Our preferred American Depositary Shares, or preferred ADSs, each representing one-half of a preferred share, are traded on the NYSE under the symbol “MTL PR.” The preferred ADSs are evidenced by preferred American Depositary Receipts, or preferred ADRs, issued by DBTCA under the deposit agreement, dated May 12, 2010, among Mechel PAO, DBTCA, and holders and beneficial owners of preferred ADSs. Preferred ADS holders are required to pay the following service fees to DBTCA:

Service	Fees (In U.S. dollars)
Issuance of preferred ADSs	Up to $	0.05 per preferred ADS
Cancellation of preferred ADSs	Up to $	0.05 per preferred ADS
Distribution of cash dividends or other cash distributions	Up to $	0.02 per preferred ADS
Distribution of preferred ADSs pursuant to (1) stock dividends, free stock distributions or (2) exercises of rights to purchase additional preferred ADSs or distribution of proceeds thereof	Up to $	0.05 per preferred ADS
Distribution of securities other than preferred ADSs or rights to purchase additional preferred ADSs or the distribution of proceeds thereof	Up to $	0.05 per preferred ADS
Preferred ADR transfer, combination or split-up fee		$1.50 per transfer
Share register inspection annual fee		$0.01 per preferred ADS
Operation and maintenance annual fee		$0.02 per preferred ADS	*

*	This fee, when combined with the fees for cash distributions, shall not exceed $0.02 per preferred ADS per year.

In addition, holders of ADSs may also be charged for the following expenses: (1) taxes and governmental charges; (2) cable, telex and facsimile transmission and delivery charges; (3) transfer or registration fees of the Russian share registrar; (4) fees or charges of DBTCA for conversion of foreign currency into U.S. dollars; and (5) expenses of DBTCA in connection with the issuance of definitive certificates.

Holders of ADSs are responsible for any taxes or other governmental charges payable on their ADSs or on the deposited securities underlying the ADSs. DBTCA may refuse to transfer the ADSs or to allow holders to withdraw the deposited securities underlying their ADSs until such payment is made, or it may deduct the amount of taxes owed from any payments to ADS holders. It may also sell deposited securities, by public or private sale, to pay any taxes owed. ADS holders will remain liable if the proceeds of the sale are not enough to pay the taxes. If DBTCA sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to ADS holders any proceeds, or send to ADS holders any property, remaining after it has paid the taxes.

Depositary Payments for 2020, 2019 and 2018

In consideration for its appointment as depositary, DBTCA agreed to reimburse us for costs of the maintenance of our ADS programs and of ADS-programs related investor relations activities. For the years ended December 31, 2019 and 2018, DBTCA reimbursed us approximately $745,198 and $402,816, respectively, in regard to our common ADS-program. According to our estimates, we expect to receive reimbursement of approximately $451,155 for the year ended December 31, 2020 in regard to our common ADS-program. For the years ended December 31, 2020, 2019 and 2018, DBTCA reimbursed us approximately $104,117, $399,954 and $378,975, respectively, in regard to our preferred ADS-program.

In addition, for the years ended December 31, 2020, 2019 and 2018, DBTCA made the following payments on our behalf in relation to our ADS programs:

	Year Ended December 31,
Category	2020	2019	2018
	(In U.S. dollars)
NYSE listing fees	91,878	88,854	85,037

In addition, DBTCA waived the cost of various ADR program-related support services that it provided to us in 2020, 2019 and 2018. DBTCA had valued these services at up to $362,500 per annum for common ADSs when DBTCA was re-appointed in 2020 and at $160,000 per annum for preferred ADSs when DBTCA was appointed in 2015. The volume of the costs that DBTCA agrees to waive may vary depending on the depositary receipt program size within particular year. Under certain circumstances, including early termination of the appointment of DBTCA, we would be required to repay to DBTCA some or all of the payments made to us or on our behalf (including fees waived by it) since its appointment.

Payment of Taxes

Holders of our ADSs are responsible for any taxes or other governmental charges payable on their ADSs or on the deposited securities represented by any of their ADSs. The depositary may refuse to register any transfer of ADSs or allow holders of our ADSs to withdraw the deposited securities represented by their ADSs until such taxes or other charges are paid. It may apply payments owed to a holder of our ADSs or sell deposited securities represented by such holder’s ADSs to pay any taxes owed and such holder will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to ADS holders any proceeds, or send to ADS holders any property, remaining after it has paid the taxes.

Amendment and Termination

Amending the Deposit Agreements

We may agree with the depositary to amend the deposit agreements and the ADRs without the consent of our ADS holders for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, an ADS holder is considered, by continuing to hold its ADSs, to agree to the amendment and to be bound by the ADRs and the respective deposit agreement as amended.

Terminating the Deposit Agreements

We may terminate any of the deposit agreements at our own direction by mailing notice of termination to the depositary. Any respective deposit agreement will terminate the date falling 90 days after the date written notification of such removal is delivered.

The depositary may resign and terminate any of the deposit agreements by giving written notice to us. Any respective deposit agreement will terminate the date falling 90 days after the date written notification of such resignation is delivered.

Limitations on Obligations and Liability

Limits on Our Obligations and the Obligations of the Depositary; Limits on Liability to Holders of ADSs

Deposit agreements expressly limit our obligations and the obligations of the depositary. They also limit our liability and the liability of the depositary. We and the depositary:

•	are only obligated to take the actions specifically set forth in the respective deposit agreement without gross negligence or willful misconduct;

•	are not liable if we are or it is prevented or delayed by law or circumstances beyond our control from performing our or its obligations under the respective deposit agreement;

•	are not liable if we or it exercises discretion permitted under the respective deposit agreement;

•

are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the respective deposit agreement, or for any special, consequential or punitive damages for any breach of the terms of the respective deposit agreement;

•	have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the respective deposit agreement on the behalf of an ADS holder or on behalf of any other person;

•	may rely upon any documents we believe or it believes in good faith to be genuine and to have been signed or presented by the proper person.

In the deposit agreements, we and the depositary agreed to indemnify each other under certain circumstances.

Requirements for Depositary Actions

Before the depositary will deliver or register a transfer of an ADS, make a distribution on an ADS, or permit withdrawal of common or preferred shares, the depositary may require:

•

payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any common shares, preferred shares or other deposited securities;

•	satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

•	compliance with regulations it may establish, from time to time, consistent with the respective deposit agreement, including presentation of transfer documents.

The depositary may refuse to deliver ADSs or register transfers of ADSs generally when the transfer books of the depositary or our transfer books are closed or at any time if the depositary or we think it advisable to do so.

Right to Receive Common Shares Underlying ADSs

ADS holders have the right to cancel their ADSs and withdraw the underlying common and/or preferred shares at any time except:

•	When temporary delays arise because the depositary has closed its transfer books or we have closed our transfer books.

•	When an ADS holder owes money to pay fees, taxes and similar charges.

•

When it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of common or preferred shares or other deposited securities.

This right of withdrawal may not be limited by any other provisions of the deposit agreements.

Shareholder Communications

Pursuant to the deposit agreements, the depositary will make available for inspection at its office any reports, notices and other communications to the holders of our ADSs, including any proxy soliciting material that it receives from us as a holder of deposited securities that we make generally available to holders of deposited securities.